                                                                    EXHIBIT 99.1

HUB INTERNATIONAL LIMITED
Information incorporated by reference into Part II, compiled as of, and extracted from the Company's prospectus dated, June 17, 2002

RISKS RELATED TO OUR BUSINESS

WE MAY BE UNSUCCESSFUL IN IDENTIFYING AND ACQUIRING SUITABLE ACQUISITION CANDIDATES, WHICH COULD IMPEDE OUR GROWTH AND ABILITY TO REMAIN COMPETITIVE IN OUR INDUSTRY.

Our strategic plan includes the regular and systematic evaluation and acquisition of insurance brokerages in new and existing markets. Since our formation in 1998, approximately 93% of our revenue growth has been attributable to acquisitions. However, we may not successfully identify suitable acquisition candidates. Prospective acquisition candidates may not become available or we may not be able to complete an acquisition once negotiations have commenced. We compete for acquisition and expansion opportunities with entities that have substantially greater resources than we do and these entities may be able to outbid us for these acquisition targets. If we fail to execute our acquisition strategy, our revenue growth is likely to suffer and we may be unable to remain competitive.

OUR CONTINUED GROWTH IS PARTLY BASED ON OUR ABILITY TO SUCCESSFULLY INTEGRATE ACQUIRED BROKERAGES AND OUR FAILURE TO DO SO MAY HAVE AN ADVERSE EFFECT ON OUR REVENUE AND EXPENSES.

We may be unable to successfully integrate brokerages that we may acquire in the future. The integration of an acquisition involves a number of factors that may affect our operations. These factors include:

-   diversion of management's attention;

- difficulties in the integration of acquired operations and retention of personnel;

-   entry into unfamiliar markets;

-   unanticipated problems or legal liabilities; and

-   tax and accounting issues.

A failure to integrate acquired brokerages may be disruptive to our operations and negatively impact our revenue or increase our expenses.

INSURANCE BROKERAGES THAT WE HAVE ACQUIRED MAY HAVE LIABILITIES THAT WE ARE NOT AWARE OF AND MAY NOT BE AS PROFITABLE AS WE EXPECT THEM TO BE.

Since our formation in November 1998 through the merger of 11 insurance brokerages, we have acquired an additional 78 brokerages. Although we conduct due diligence in respect of the business and operations of each of the brokerages we acquire, we may not have identified all material facts concerning these brokerages. For example, on one occasion we discovered a brokerage's liability for unaccrued corporate taxes only after we had completed the acquisition of the brokerage. Unanticipated events or liabilities relating to these brokerages could have a material adverse effect on our financial condition. Furthermore, once we have integrated an acquired brokerage, it may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired brokerages so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING FOR ACQUISITIONS, WE MAY BE UNABLE TO EXPAND OUR BUSINESS.

Our acquisition strategy may require us to seek additional financing. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we may not be able to maintain or increase our market share or expand our

INTERIM REPORT JUNE 30, 2002                     HUB INTERNATIONAL LIMITED    31
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                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

business through acquisitions. Our ability to obtain additional financing will depend upon a number of factors, many of which are beyond our control. We may not be able to obtain additional satisfactory financing because we already have debt outstanding and because we may not have sufficient cash flow to service or repay our existing or additional debt. For example, as of March 31, 2002, we had $194 million of total debt and two of our credit facilities contain covenants that, among other things, require us to maintain certain financial ratios and restrict our ability to incur additional debt.

WE CANNOT ACCURATELY FORECAST OUR COMMISSION REVENUE BECAUSE OUR COMMISSIONS DEPEND ON PREMIUM RATES CHARGED BY INSURANCE COMPANIES, WHICH HISTORICALLY HAVE VARIED AND ARE DIFFICULT TO PREDICT. ANY DECLINES IN PREMIUMS MAY ADVERSELY IMPACT OUR PROFITABILITY.

In 2001, we derived approximately 93% of our revenue from commissions paid by insurance companies on the sale of their insurance products to our clients. Our revenue from commissions fluctuates with premiums charged by insurers, as commissions typically are determined as a percentage of premiums. When premiums decline, we experience downward pressure on our revenue and earnings. Historically, property and casualty premiums have been cyclical in nature and have varied widely based on market conditions. Significant reductions in premium rates occurred during the years 1988 through 2000 as a result of expanded underwriting capacity of property and casualty insurance companies and increased competition. In some cases, property and casualty insurance companies lowered commission rates. Because we cannot determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenue, including whether it will significantly decline. If premiums decline or commission rates are reduced, our revenue, earnings and cash flow could decline. In addition, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenue.

INSURANCE COMPANY CONTINGENT COMMISSIONS AND VOLUME OVERRIDES ARE LESS PREDICTABLE THAN NORMAL COMMISSIONS, WHICH IMPAIRS OUR ABILITY TO FORECAST THE AMOUNT OF SUCH REVENUE THAT WE WILL RECEIVE AND MAY NEGATIVELY IMPACT OUR OPERATING RESULTS.

We derive a portion of our revenue from contingent commissions and volume overrides. The aggregate of these sources of revenue generally has accounted for 4% to 5% of our total revenue. Contingent commissions may be paid by an insurance company based on the profit it makes on the overall volume of business that we place with it. We generally receive these commissions in the first and second quarters of each year. Volume overrides are paid by an insurance company based on the volume of business that we place with it and are generally paid over the course of the year. As a result of recent developments in the property and casualty insurance industry, including changes in underwriting criteria due in part to the higher numbers and dollar value of claims as compared to the premiums collected by insurance companies, we cannot predict the payment of these performance-based revenues as accurately as we have been able to in the past. Further, we have no control over the process by which insurance companies estimate their own loss reserves, which affects our ability to forecast contingent commissions. Because these contingent commissions affect our revenue, any decrease in their payment to us could adversely affect our results of operations.

PROPOSED TORT REFORM LEGISLATION IN THE UNITED STATES, IF ENACTED, COULD DECREASE DEMAND FOR LIABILITY INSURANCE, THEREBY REDUCING OUR COMMISSION REVENUE.

Legislation concerning tort reform is currently being considered in the United States Congress and in several states. Among the provisions being considered for inclusion in such legislation are limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits, including lawsuits asserting professional liability of the kind for which insurance is offered under certain policies we sell. Enactment of these or similar provisions by Congress, or by states or countries in which we sell insurance, could result in a reduction in the demand for liability insurance policies or a decrease in policy limits of such policies sold, thereby reducing our commission revenue.

  32   HUB INTERNATIONAL LIMITED                    INTERIM REPORT JUNE 30, 2002
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                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

WE HAVE ENTERED INTO PUT OPTION ARRANGEMENTS WITH FORMER SHAREHOLDERS OF OUR ACQUIRED BROKERAGES, J.P. FLANAGAN CORPORATION AND BURNHAM INSURANCE GROUP, INC., WHICH MAY REQUIRE US TO PAY SUBSTANTIAL AMOUNTS TO REPURCHASE OUR COMMON SHARES FROM THESE SHAREHOLDERS. THOSE PAYMENTS WOULD REDUCE OUR CASH FLOW AND THE FUNDS AVAILABLE TO GROW OUR BUSINESS.

In connection with our acquisitions of Flanagan and Burnham, we entered into put option arrangements with the former shareholders of those companies whereby we gave them the right to require us to repurchase their shares of Hub that were issued in consideration of the acquisitions. The rights under the put arrangements may be exercised between 2006 and 2011, and if exercised, we could be required to buy back our common shares at C$17.00 per share at specific exercise dates set out under the heading "Certain relationships and related party transactions -- Put options." We may not have sufficient cash on hand on the exercise dates to satisfy our obligations under these put arrangements and as a consequence we may have to obtain additional financing. However, we may not be able to incur additional debt at such time. Our inability to satisfy our obligations under the put options may adversely affect our relationship with the management team at Flanagan and Burnham and may result in the loss of key management personnel from these subsidiaries and, in turn, the loss of customers, which would adversely affect our business and financial condition. In addition, our failure to satisfy our obligations under the put options may cause us to breach our agreements with those shareholders.

A SUBSTANTIAL PORTION OF OUR TOTAL ASSETS ARE REPRESENTED BY GOODWILL AS A RESULT OF OUR ACQUISITIONS AND UNDER NEW ACCOUNTING STANDARDS, WE MAY BE REQUIRED TO WRITE DOWN THE VALUE OF OUR GOODWILL.

When we acquire a brokerage, virtually the entire purchase price for the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of purchase price allocated to goodwill is determined by the excess of the purchase price over the net identifiable assets paid by us to acquire the brokerage.

On July 1, 2001, we adopted the Canadian Institute of Chartered Accountants
(CICA) Accounting Standards Board Handbook Section 1581, "Business Combinations". These new rules require that all business combinations after June 30, 2001 be accounted for in accordance with the purchase method of accounting and expand the definition of other identifiable intangible assets acquired in a business combination using the purchase method.

On January 1, 2002, we adopted CICA's Section 3062, "Goodwill and Other Intangible Assets". For all business combinations accounted for using the purchase method prior to June 30, 2001, Section 3062 eliminates the amortization of goodwill, requires annual impairment testing of goodwill and introduces the concept of definite life and indefinite life intangible assets. Indefinite life intangible assets, similar to goodwill, will no longer be amortized and will be tested at least annually for impairment. The carrying value of our goodwill and other indefinite life intangible assets may be adversely affected by this new accounting standard.

THE LOSS OF MEMBERS OF OUR SENIOR MANAGEMENT OR A SIGNIFICANT NUMBER OF OUR BROKERS COULD NEGATIVELY AFFECT OUR FINANCIAL PLANS, MARKETING AND OTHER OBJECTIVES.

The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management but also on the individual brokers and teams that service our clients and maintain client relationships. In the past, we have experienced short-term disruptions to certain brokerage operations due to the early retirement of senior members of management at those brokerages. Our operations are not generally dependent on any one individual; however, the loss of Martin Hughes, our Chairman and Chief Executive Officer, or Bruce Guthart, our President, U.S. Operations, could negatively impact our acquisition strategy in the United States due to their significant relationships and expertise in the insurance industry.

The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee

INTERIM REPORT JUNE 30, 2002                     HUB INTERNATIONAL LIMITED    33
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                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

base. We may not be successful in doing so because the competition for qualified personnel in our industry is intense. If we fail to recruit and retain top producers, our organic growth may be adversely affected.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE AND OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

The insurance brokerage business is highly competitive and we actively compete with other insurance brokerages for customers and insurance company markets, many of which have existing relationships with insurance companies or have a significant presence in niche insurance markets that may give them an advantage over us. Because relationships between insurance brokers and insurance companies or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced. See "Business -- Competition" for a further discussion of the level of competition in our industry.

We face competition in all markets in which we operate, based on product breadth, innovation, quality of service and price. We compete with a number of brokerages, such as Arthur J. Gallagher & Co., Hilb, Rogal and Hamilton Company and Brown & Brown, Inc. in the United States, who may have greater resources than we do, as well as with numerous Internet-based, specialist and regional firms in the United States and Canada. If we are unable to compete effectively against our competitors, we will suffer a loss of market share, decreased revenue and reduced operating margins.

In addition, regulatory changes in the financial services industry in the United States and Canada have permitted banks, securities firms and insurance companies to affiliate, causing rapid consolidation in the insurance industry. Some insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers on policies they sell directly. Increasing competition from insurance companies and from within the financial services industry, generally, could have a negative effect on our operations.

WE DO BUSINESS WITH CERTAIN SUBSIDIARIES OF OUR LARGEST SHAREHOLDER AND IF A CONFLICT OF INTEREST WERE TO ARISE IT MAY NOT BE RESOLVED IN OUR FAVOR AND COULD ADVERSELY AFFECT OUR REVENUE.

Fairfax Financial Holdings Limited owns 37% of our common shares. We do business with certain subsidiaries of Fairfax which represented approximately 4.9% of our revenue in 2001. We expect that this percentage will increase as a result of our sale of Old Lyme Insurance Company of Rhode Island, Inc. and Old Lyme Insurance Company Ltd., which together we call Old Lyme, to Fairfax, as we will continue to do a significant amount of business with Old Lyme as described under "Certain relationships and related party transactions." The sale of Old Lyme was completed on May 30, 2002. If a conflict of interest were to arise between us and Fairfax or one of its subsidiaries, we cannot assure you that this conflict would be resolved in a manner that would favor us. In addition, if Fairfax were to sell our common shares that it owns, it may no longer be as interested in continuing to do business with us which could have a material adverse effect on our revenue and expenses.

WE DEPEND ON OUR INFORMATION PROCESSING SYSTEMS. INTERRUPTION OR LOSS OF OUR INFORMATION PROCESSING SYSTEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations. Although we have disaster recovery procedures in place for all our hub brokerages and insurance to protect against such contingencies, such procedures may not be effective and any insurance or recovery procedures may not continue to be available at reasonable prices and may not address all such losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide services.

  34   HUB INTERNATIONAL LIMITED                    INTERIM REPORT JUNE 30, 2002

                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

PRIVACY LEGISLATION MAY IMPEDE OUR ABILITY TO UTILIZE OUR CUSTOMER DATABASE AS A MEANS TO GENERATE NEW SALES.

We intend to utilize our extensive customer databases for marketing and sales purposes, which we believe will enhance our ability to meet our organic growth targets. However, new privacy legislation, such as the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996 in the United States and the Personal Information Protection and Electronic Documents Act in Canada, as well as other regulatory changes, may restrict our ability to utilize personal information that we have collected in our normal course of operations to generate new sales. If we become subject to new restrictions, or other regulatory restrictions which we are not aware of, our ability to grow our business may be adversely affected.

THE SECURITY OF THE DATABASES THAT CONTAIN OUR CUSTOMERS' PERSONAL INFORMATION MAY BE BREACHED WHICH COULD SUBJECT US TO LITIGATION OR ADVERSE PUBLICITY.

We depend on computer systems to store information about our customers, some of which is private. Database privacy, identity theft and related computer and internet issues are matters of growing public concern. We have installed privacy protection systems and devices on our network in an attempt to prevent unauthorized access to information in our database. However, our technology may fail to adequately secure the private information we maintain in our databases and protect it from theft or inadvertent leakage. In such circumstances, we may be held liable to our customers, which could result in litigation or adverse publicity that could have a material adverse effect on our business.

OUR CORPORATE STRUCTURE AND STRATEGY OF OPERATING THROUGH DECENTRALIZED BROKERAGES MAY MAKE IT MORE DIFFICULT FOR US TO BECOME AWARE OF AND RESPOND TO ADVERSE OPERATING OR FINANCIAL DEVELOPMENTS AT OUR BROKERAGES.

We depend on timely and accurate reporting of business conditions and financial results from our brokerages to affect our business plan and determine and report our operating results. We receive end of month reports from each of our brokerages regarding their financial condition and operating results. If an adverse business or financial development occurs at one or more of our brokerages near the beginning of a month, we may not become aware of the occurrence for several weeks which could make it more difficult for us to effectively respond to that development. In addition, if one of our brokerages was to report inaccurate financial information, we might not learn of these inaccuracies for several weeks, if at all, which could adversely affect our ability to determine and report our financial results. For example, on occasion, inconsistent accounting treatment at a brokerage has not been detected until preparation of our quarterly financial statements. We are investigating the purchase of enterprise reporting software that would enable us to extract financial and operating data from our brokerages electronically and on a real time basis. We anticipate that such a system will be implemented in 2003. However, such system may not be implemented within this time frame and it may not be effective.

OUR PROFITABILITY AND LIQUIDITY MAY BE MATERIALLY ADVERSELY AFFECTED BY ERRORS AND OMISSIONS.

We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions. Errors and omissions claims can involve significant defense costs and may result in large damage awards against us. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or to notify insurance companies of claims on behalf of clients, to provide insurance companies with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent and detect errors and omissions and the precautions we take may not be effective in all cases.

INTERIM REPORT JUNE 30, 2002                     HUB INTERNATIONAL LIMITED    35

                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

The amount of coverage limits and related deductible amounts of our errors and omissions insurance policies are established annually based upon our assessment of our errors and omissions exposure, loss experience and the availability and pricing of coverage within the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Our profitability and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS FOR INSURANCE BROKERAGES, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS.

Our business is subject to legal requirements and governmental regulatory supervision in the jurisdictions in which we operate. These requirements are designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.

Our activities in the United States and Canada are subject to regulation and supervision by state and provincial authorities. Although the scope of regulation and form of supervision by state and provincial authorities may vary from jurisdiction to jurisdiction, insurance laws in the United States and Canada are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. This supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our ability to conduct our business in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.

Our clients have the right to file complaints with the regulators about our services, and the regulators may investigate and require us to address these complaints. Our failure to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities can result in disciplinary action, fines, reputational damage and financial harm.

In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business. See "Business -- Government regulation."

OUR SIGNIFICANT CANADIAN OPERATIONS EXPOSE US TO EXCHANGE RATE FLUCTUATIONS, AND OUR NET INCOME MAY SUFFER IF THE CANADIAN DOLLAR DECLINES IN VALUE.

We report our results in U.S. dollars. However, our Canadian Operations, which accounted for 51% of our revenue in 2001 and 39.2% of our revenue for the first quarter of 2002, earn revenue and incur expenses in Canadian dollars. The Canadian dollar has suffered a decline in value compared to the U.S. dollar in recent years. For example, at December 31, 1999, C$1.00 was equivalent to $0.6925 and at December 31, 2001, C$1.00 was equivalent to only $0.6279, a decline of more than 9%. A decline in the value of the Canadian dollar compared to the U.S. dollar would reduce our reported revenue, which could have a material adverse effect on our reported earnings.

  36   HUB INTERNATIONAL LIMITED                    INTERIM REPORT JUNE 30, 2002

                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

RISKS RELATED TO OUR COMMON SHARES

THE PRICE OF OUR COMMON SHARES MAY FLUCTUATE SUBSTANTIALLY, WHICH COULD NEGATIVELY AFFECT THE HOLDERS OF OUR COMMON SHARES.

The price of our common shares may fluctuate substantially due to the following factors: (1) fluctuations in the price of the shares of the small number of public companies in the insurance brokerage business, (2) announcements of acquisitions as part of our growth strategy, (3) additions or departures of key personnel, (4) announcements of legal proceedings or regulatory matters and (5) the general volatility in the stock market. The market price of our common shares could also fluctuate substantially if we fail to meet or exceed securities analysts' expectations of our financial results or if there is a change in financial estimates or securities analysts' recommendations. From the beginning of 2000 to the end of the first quarter of 2002, the price of our common shares on the TSX has ranged from a low of C$9.50 to a high of C$24.00.

In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common shares to fluctuate substantially. As a result, you may not be able to resell your shares at or above the offering price, or at all.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON SHARES COULD RESULT IN SECURITIES CLASS ACTION CLAIMS AGAINST US.

Significant price and value fluctuations have occurred with respect to the securities of insurance and insurance-related companies. Our common share price is likely to be volatile in the future. In the past, following periods of downward volatility in the market price of a company's securities, class action litigation has often been pursued against the respective company. If similar litigation was pursued against us, it could result in substantial costs and a diversion of our management's attention and resources.

OUR CONTROLLING SHAREHOLDER MAY SUBSTANTIALLY INFLUENCE CERTAIN ACTIONS REQUIRING SHAREHOLDERS APPROVAL.

As of March 31, 2002, Fairfax owned 37% of our common shares. After giving effect to the sales of our common shares contemplated in this offering, Fairfax will own 29% of our common shares. Fairfax also holds $35 million of subordinated convertible notes which it can convert at any time into our common shares at C$17.00 per share. If Fairfax converts the notes, after giving effect to this offering, it would hold 36% of our common shares. Under our by-laws and articles of incorporation, Fairfax has the ability to substantially influence certain actions requiring shareholder approval, including:

-   electing members of our board of directors;

-   adopting amendments to our articles and by-laws; and

- approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.

Fairfax may have different interests than you have and therefore may make decisions that are adverse to your interests.

FUTURE SALES OR THE POSSIBILITY OF FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON SHARES MAY DEPRESS THE PRICE OF YOUR COMMON SHARES.

Future sales of a substantial number of our common shares by us from treasury or by one of our shareholders in the public market could adversely affect prevailing market prices and the price of your common shares. It may also impair our ability to raise capital through future sales of, or pay for acquisitions using, our equity securities. Upon completion of this offering, we will have
27.7 million common shares issued and outstanding of which 15.3 million common shares will be freely tradeable without restrictions under the Securities Act. These numbers do not include (1) 1,270,042 common shares that may be issued upon the exercise of options we granted on the date of this prospectus at an exercise price of $15.67, the U.S. dollar equivalent of the closing price of our common shares on

INTERIM REPORT JUNE 30, 2002                     HUB INTERNATIONAL LIMITED    37

                                                                    EXHIBIT 99.1
                                                                     (CONTINUED)

the TSX on the date of this prospectus, and (2) 254,033 restricted shares and 482,745 restricted share units that we have agreed to award under our equity incentive plan. All of the shares offered pursuant to this offering, plus any shares sold pursuant to the exercise of the underwriters' option to purchase additional common shares, will be freely tradeable without restriction under the Securities Act, unless purchased by our affiliates.

Upon completion of this offering, 12.4 million shares will be restricted securities within the meaning of Rule 144. The rules affecting the sale of these securities are summarized under "Shares eligible for future sale."

We expect we will continue to acquire brokerages to grow our business. We intend to pay for acquisitions using, at least in part, our common shares. In the event any such acquisition is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering shares issued in connection with any acquisition. Any significant share issuance by us will dilute your equity interest in our company.

WE ARE INCORPORATED IN ONTARIO, CANADA, AND, AS A RESULT, IT MAY NOT BE POSSIBLE FOR SHAREHOLDERS TO ENFORCE CIVIL LIABILITY PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES.

We are organized under the laws of Ontario, Canada and some of our assets are located outside the United States. As a result, it may not be possible for the holders of our common shares to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is doubt as to whether the courts of Canada would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Canada against us or those persons based on those laws.

  38   HUB INTERNATIONAL LIMITED                    INTERIM REPORT JUNE 30, 2002